Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated March 15, 2012, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011, which appears in the December 31, 2011 Annual Report on Form 10-K of The Spectranetics Corporation.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

September 26, 2012
Denver, Colorado